Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of FB Financial Corporation of our report dated February 25, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of FB Financial Corporation for the year ended December 31, 2024, and to the reference to us under the heading “Experts” in the prospectus.

Crowe LLP

/s/ Crowe LLP

Franklin, Tennessee

May 7, 2025